UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2018

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EOG RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9743 (Commission File Number)	47-0684736 (I.R.S. Employer Identification No.)

1111 Bagby, Sky Lobby 2
Houston, Texas  77002
(Address of principal executive offices) (Zip Code)

713-651-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EOG RESOURCES, INC.

Item 2.02    Results of Operations and Financial Condition.

The information set forth in Item 7.01 below with respect to the fourth quarter and fiscal year ended December 31, 2017, of EOG Resources, Inc. is incorporated by reference herein.

Item 7.01    Regulation FD Disclosure.

On December 22, 2017, the United States (U.S.) enacted the Tax Cuts and Jobs Act (Tax Reform Legislation), which made significant changes to U.S. federal income tax law affecting EOG Resources, Inc. (EOG). EOG expects that these changes will positively impact EOG's future after-tax earnings in the U.S., primarily due to the lower federal statutory tax rate. Set forth below is a discussion of certain provisions of the Tax Reform Legislation and EOG's preliminary assessment of the impact of such provisions on EOG's results of operations, cash flows and consolidated financial statements.

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Beginning January 1, 2018, EOG's U.S. income will be taxed at a 21 percent federal corporate rate. Further, EOG is required to recognize the effect of this rate change on its deferred tax assets and liabilities in the period the tax rate change is enacted. EOG currently expects this rate change will result in a non-cash decrease to the Income Tax Provision (shown on its Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)) of approximately $2.2 billion for the quarter ended December 31, 2017.

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The Tax Reform Legislation also repealed the corporate alternative minimum tax (AMT) for tax years beginning January 1, 2018, and provides that existing AMT credit carryovers are refundable beginning in 2018. EOG has approximately $700 million of AMT credit carryovers that are expected to be fully refunded between 2018 and 2021.

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Further, the Tax Reform Legislation provides for a one-time "deemed repatriation" of accumulated foreign earnings for the year ended December 31, 2017. EOG expects to pay U.S. federal cash tax of approximately $200 million on the deemed repatriation, which amount EOG expects to pay over eight years. EOG does not expect its future foreign earnings will be subject to U.S. federal income tax.

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In addition, the Tax Reform Legislation provides for 100 percent bonus depreciation on personal tangible property expenditures through 2022. The bonus depreciation percentage is phased down from 100 percent beginning in 2023 through 2026.

The Tax Reform Legislation is a comprehensive bill containing several other provisions, such as limitations on the deductibility of interest expense and certain executive compensation, that are not expected to materially affect EOG. The ultimate impact of the Tax Reform Legislation may differ from EOG's estimates due to changes in the interpretations and assumptions made by EOG as well as additional regulatory guidance that may be issued. EOG will provide updated and additional information regarding impacts of the Tax Reform Legislation in connection with its fourth quarter and full year 2017 earnings release and its Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under such sections. EOG typically uses words such as "expect," "anticipate," "estimate," "project," "strategy," "intend," "plan," "target," "goal," "may," "will," "should" and "believe" or the negative of those terms or other variations or comparable terminology to identify its forward-looking statements. Forward-looking statements are not guarantees of performance. The forward-looking statements in this report include the expected impacts of the Tax Reform Legislation referenced above. As noted above, the expected impacts of the Tax Reform Legislation are preliminary only and further assessment remains on-going, which could result in an increase or decrease in such amounts. Although EOG believes the expectations reflected in its forward-looking statements in this report are reasonable and are based on reasonable assumptions and interpretations, no assurance can be given that these assumptions and interpretations are accurate or that any of the estimated impacts will be realized (in full or at all) or will prove to have been correct. Moreover, EOG's forward-looking statements in this report may be affected by additional regulatory guidance that may be issued as well as by known, unknown or currently unforeseen risks, events or circumstances that may be outside EOG's control. EOG's forward-looking statements in this report speak only as of the date made, and EOG undertakes no obligation, other than as required by applicable law, to update or revise these forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EOG RESOURCES, INC. (Registrant)

Date: January 4, 2018	By:	/s/ TIMOTHY K. DRIGGERS Timothy K. Driggers Executive Vice President and Chief Financial Officer (Principal Financial Officer and Duly Authorized Officer)

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